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Exhibit 99.2

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:
David Oatman
Vice President, Investor Relations and Planning
713-335-7460

FOR IMMEDIATE RELEASE
THURSDAY, MAY 15, 2003

UNIVERSAL COMPRESSION REPORTS
FISCAL 2003 FOURTH QUARTER RESULTS

Houston, May 15, 2003—Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported net income for its fiscal 2003 fourth quarter of $6.9 million, or $0.22 per diluted share, on revenues of $154.6 million. The Company reported net income of $12.3 million, or $0.40 per diluted share, on revenues of $187.9 million in the fiscal 2002 fourth quarter. EBITDA, as adjusted (as defined below), was $51.0 million in the fiscal 2003 fourth quarter, compared to $50.2 million in the fiscal 2003 third quarter and $53.3 million in the fiscal 2002 fourth quarter.

For the year ended March 31, 2003, net income was $33.5 million, or $1.08 per diluted share, compared to $49.4 million, or $1.63 per diluted share in the prior year. The Company had revenues of $625.2 million and EBITDA of $201.2 million in fiscal 2003, compared to revenues of $680.0 million and EBITDA of $207.3 million in the prior year.

Capital expenditures were approximately $121 million for the twelve months ended March 31, 2003 compared to $188 million for the comparable period last year. The Company's cash balance increased to approximately $72 million at March 31, 2003 from $6 million at March 31, 2002.

"In fiscal 2003 we made considerable progress despite reduced industry demand in a period of sluggish economic activity. We strengthened our balance sheet and streamlined our operating structure to improve our current and future performance," said Stephen A. Snider, Universal's President and Chief Executive Officer. "We are optimistic about prospects for market conditions improving this year as higher industry drilling counts are expected to lead to additional production-related activity."

Capital Structure

On May 14, 2003, the Company's wholly-owned subsidiary, Universal Compression, Inc., initiated an offer to purchase its $229.75 million of 9 7/8% senior discount notes due 2008 in order to reduce ongoing interest expense levels. The tender offer is subject to the completion of a new senior notes offering, and is expected to be financed by a combination of the new senior notes offering, excess cash and borrowings under an existing revolving credit agreement. This event will result in a pre-tax charge of approximately $15 million, or $(0.30) per diluted share on an after-tax basis, in the first fiscal quarter.

"We are pleased with the opportunity to reduce our cost of capital," said Michael Anderson, Senior Vice President and Chief Financial Officer. "We expect to enhance our financial position further in fiscal 2004 with continuing strong levels of cash generated by operating activities and a conservative capital expenditure program of approximately $90 million to $110 million."

Guidance

For the three months ending June 30, 2003, the Company expects revenues to be $150 million to $160 million and earnings per diluted share to be $0.21 to $0.25. For the twelve months ending March 31, 2004, the Company expects revenues of $650 million to $700 million and earnings per diluted share of $1.20 to $1.40. This guidance excludes non-recurring costs related to the offer to purchase the 9 7/8% senior discount notes and the previously announced consolidation of fabrication operations. Including these costs, the Company expects a net loss per diluted share of $0.07 to $0.13 in its first fiscal quarter and earnings per diluted share of $0.86 to $1.06 in fiscal year 2004.

Fourth Quarter Statistics

  •
  Average fleet horsepower utilized was 1,948,000 in the fourth quarter compared to 1,932,000 in the third quarter and 1,922,000 in the prior year period. Spot utilization was 84% at March 31, 2003 and December 31, 2002 compared to 85% at March 31, 2002. Average utilization was 83% in the fourth and third quarters and 87% in the prior year period.

  •
  Domestic contract compression gross margins were 64% in the fourth quarter, third quarter and prior year period, and international contract compression gross margins were 84% compared to 79% in the prior quarter and 77% in the prior year period.

  •
  Total contract compression horsepower was 2,325,000 at March 31, 2003 compared to 2,333,000 at December 31, 2002 and 2,236,000 at March 31, 2002. International contract compression horsepower was 368,000 at March 31, 2003 compared to 373,000 at December 31, 2002 and 345,000 at March 31, 2002.

  •
  Fabrication revenues were $34.9 million compared to $50.3 million in the prior quarter and $66.9 million in the prior year period; fabrication gross margins were 11% compared to 9% in the prior quarter and 11% in the prior year period. Fabrication backlog was $56 million at March 31, 2003 and December 31, 2002 compared to $80 million at March 31, 2002. The current fabrication backlog is approximately $75 million.

  •
  Aftermarket services gross margins were 22% in the fourth quarter, 21% in the third quarter and 22% in the prior year period.

Conference Call

Universal will host a conference call today, May 15, 2003 at 12:00 pm Central Time, 1:00 pm Eastern Time, to discuss the quarter's results and other corporate matters. The conference call will be broadcast over the Internet to provide interested persons the opportunity to listen to it live. The call will also be archived for one week to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click "Company Overview" in the "Company Information" section) or http://www.firstcallevents.com/service/ajwz381439374gf12.html at least 15 minutes prior to the start of the call. A replay of the call will remain available at the Web sites www.universalcompression.com and http://www.prnewswire.com through May 22, 2003.

EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, depreciation and amortization, foreign currency gains or losses, excluding non-recurring items and extraordinary gains or losses. Beginning with the quarter ended September 30, 2002, the Company changed its definition of EBITDA, as adjusted, to exclude foreign currency gains or losses. All periods prior to September 30, 2002 have been recalculated from amounts previously disclosed by the Company to be consistent with this new definition of EBITDA, as adjusted.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal's products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

UNIVERSAL COMPRESSION HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended March 31,
	March 31, 2003	December 31, 2002	March 31, 2002
				2003	2002
Revenues:
Domestic contract compression	$67,788	$67,065	$67,336	$265,465	$267,550
International contract compression	16,428	16,156	13,317	66,505	60,185
Fabrication	34,881	50,258	66,942	162,678	211,265
Aftermarket services	35,492	31,105	40,346	130,570	140,989

Total revenue	154,589	164,584	187,941	625,218	679,989
Costs and expenses:
Cost of sales — domestic contract compression	24,422	24,195	24,539	95,597	97,658
Cost of sales — international contract compression	2,674	3,453	3,012	12,736	16,774
Cost of sales — fabrication	31,099	45,576	59,397	146,603	186,918
Cost of sales — aftermarket services	27,712	24,609	31,552	102,314	110,293
Depreciation and amortization	19,619	15,726	13,275	63,706	48,600
Selling, general and administrative	17,539	16,923	16,267	67,944	60,890
Operating lease	0	15,239	15,047	46,071	55,401
Interest expense	20,247	5,671	5,555	36,421	23,017
Foreign currency (gain) / loss	(156)	(353)	(219)	459	(42)
Other (income) / expense	179	(411)	(112)	(1,126)	141

Total costs and expenses	143,335	150,628	168,313	570,725	599,650

Income before income taxes	11,254	13,956	19,628	54,493	80,339
Income taxes	4,331	5,373	7,309	20,975	30,931

Net income	$6,923	$8,583	$12,319	$33,518	$49,408

Weighted average common and common equivalent shares outstanding:
Basic	30,709	30,668	30,590	30,665	30,008

Diluted	30,943	30,859	30,823	30,928	30,250

Earnings per share:
Basic	$0.23	$0.28	$0.40	$1.09	$1.65

Diluted	$0.22	$0.28	$0.40	$1.08	$1.63

UNIVERSAL COMPRESSION HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands)

	Three Months Ended			Twelve Months Ended March 31,
	March 31, 2003	December 31, 2002	March 31, 2002
				2003	2002
Revenues:
Domestic contract compression	$67,788	$67,065	$67,336	$265,465	$267,550
International contract compression	16,428	16,156	13,317	66,505	60,185
Fabrication	34,881	50,258	66,942	162,678	211,265
Aftermarket services	35,492	31,105	40,346	130,570	140,989

Total	$154,589	$164,584	$187,941	$625,218	$679,989
Gross Profit:
Domestic contract compression	$43,366	$42,870	$42,797	$169,868	$169,892
International contract compression	13,754	12,703	10,304	53,769	43,411
Fabrication	3,782	4,682	7,545	16,075	24,347
Aftermarket services	7,780	6,496	8,794	28,256	30,696

Total	$68,682	$66,751	$69,440	$267,968	$268,346
Selling, General and Administrative	$17,539	$16,923	$16,267	$67,944	$60,890
% of Revenue	11%	10%	9%	11%	9%
EBITDA, as adjusted	$50,964	$50,239	$53,286	$201,150	$207,315
% of Revenue	33%	31%	28%	32%	30%
Capital Expenditures	$21,602	$39,978	$48,652	$120,750	$188,019
Average Utilization	83%	83%	87%	83%	89%
Profit Margin:
Domestic contract compression	64%	64%	64%	64%	63%
International contract compression	84%	79%	77%	81%	72%
Fabrication	11%	9%	11%	10%	12%
Aftermarket services	22%	21%	22%	22%	22%
Total	44%	41%	37%	43%	39%
Reconciliation of GAAP to Non-GAAP Financial Information:
Net income	6,923	8,583	12,319	33,518	49,408
Income taxes	4,331	5,373	7,309	20,975	30,931
Depreciation and amortization	19,619	15,726	13,275	63,706	48,600
Operating lease	0	15,239	15,047	46,071	55,401
Interest expense	20,247	5,671	5,555	36,421	23,017
Foreign currency (gain) / loss	(156)	(353)	(219)	459	(42)

EBITDA, as adjusted *	$50,964	$50,239	$53,286	$201,150	$207,315
	March 31, 2003	December 31, 2002	March 31, 2002
Debt	$945,155	$945,051	$226,762
Operating Leases	$—	$—	$708,500
Shareholders' Equity	$744,451	$722,857	$700,344
Total Debt to Capitalization **	55.9%	56.7%	57.2%
*
Beginning with the quarter ended September 30, 2002, the Company changed its definition of EBITDA, as adjusted, to exclude foreign currency gains or losses. All periods prior to September 30, 2002 have been recalculated from amounts previously disclosed by the Company to be consistent with this new definition of EBITDA, as adjusted.

**
Total Debt includes Debt and Operating Leases.

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  Exhibit 99.2
UNIVERSAL COMPRESSION REPORTS FISCAL 2003 FOURTH QUARTER RESULTS
UNIVERSAL COMPRESSION HOLDINGS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
UNIVERSAL COMPRESSION HOLDINGS, INC. UNAUDITED SUPPLEMENTAL INFORMATION (In thousands)